                                                                     EXHIBIT 4.6

                             DIGITAL TELEPORT, INC.
                   AMENDMENT NO. 1 TO SHAREHOLDERS' AGREEMENT


          THIS AMENDMENT NO. 1 (the "Amendment") dated as of November 7, 1997, by and among DIGITAL TELEPORT, INC. (the "Company"), a Missouri corporation, RICHARD D. WEINSTEIN ("Weinstein"), an individual, and KLT TELECOM INC. ("KLT"), a Missouri corporation. Weinstein and KLT are hereinafter sometimes referred to collectively as "Shareholders" or individually as a "Shareholder."

          WITNESSETH:

          WHEREAS, the Company, Weinstein, and KLT entered into that certain Shareholders' Agreement, dated as of March 12, 1997 (the "Shareholders' Agreement");

          WHEREAS, the Shareholders desire to amend the Shareholders' Agreement as provided herein;

          NOW, THEREFORE, the Shareholders and the Company agree as follows:

     1. Section 1.1. Section 1.1 of the Shareholders' Agreement is, effective as of the date hereof, amended to read in its entirety as follows:

          "1.1 Composition of the Board. (a) The Board of Directors of the Company shall consist of six (6) directors. Three (3) of these six (6) directors shall be designated by Weinstein, and the remaining three (3) directors shall be designated by KLT, and each of Weinstein and KLT agree to vote for the election of all such designees to the board of directors. In addition, at least one of the directors designated by each of Weinstein and KLT shall be an individual who is not an affiliate (as defined herein) of the Company, Weinstein or KLT (such directors, the "Outside Directors"). There shall be no change in the number or composition of the Board of Directors without the express approval of each of the Shareholders.

          (b) For purposes of this Section 1.1, an "affiliate" of KLT shall mean any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with KLT, including without limitation, any director, officer or employee of KLT.

          (c) For purposes of this Section 1.1, an "affiliate" of the Company shall mean any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Company, including without limitation, any officer or employee of the Company.

          (d) For purposes of this Section 1.1, an "affiliate" of Weinstein means:

               (i) any director, officer, shareholder, member, partner, trustee or owner of any corporation, organization or other entity of which Weinstein is, directly or indirectly, the beneficial owner of 5% or more of any class of equity securities; and

               (ii) Weinstein's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law."

          2. Section 1.2. Section 1.2 of the Shareholders' Agreement is, effective as of the date hereof, amended to read in its entirety as follows:

               "1.2 Agreement to Vote Shares. At any annual or special stockholders' meeting called for the purpose of electing members of the Board of Directors of the Company, and whenever stockholders act by written consent with respect to the election of members of the Board of Directors of the Company, each of the Shareholders agrees to vote all of the Shares held or controlled by such Shareholder having voting rights with respect to the election of directors, and the Company agrees to take any and all actions necessary, to cause:

                    (a) the election as directors of the Company of three individuals nominated by Weinstein; and

                    (b) the election as directors of the Company of three individuals nominated by KLT.

Each of the Shareholders shall at all times cause each of his or its duly nominated and elected directors (other than any Outside Directors) to exercise their respective voting power to elect Richard D. Weinstein as the Chairman of the Board of Directors, President, and Chief Executive Officer of the Company. This obligation to elect Richard D. Weinstein to such offices shall terminate upon the termination of the Employment Agreement between the Company and Richard
D. Weinstein, a form of which is attached as Exhibit E to a stock purchase agreement between the Company, KLT and Weinstein dated December 31, 1996 ("Stock Purchase Agreement")."

     3. Section 1.3. Section 1.3 of the Shareholders' Agreement is, effective as of the date hereof, amended to read in its entirety as follows:

                  "1.3 Removal and Vacancy of Directors. In the event either Shareholder wishes to remove a director who has been elected as its own nominee to the Board of Directors of the Company, the other Shareholder shall vote for or consent to such removal. In the event a vacancy in the office of a director is caused by death, retirement or removal of a director, the vacancy shall be filled by appointing or electing the nominee of the Shareholder whose nominee is so deceased, retired or removed, provided that if such vacancy relates to an Outside Director, the director who replaces such Outside Director shall not be an affiliate of the Company, Weinstein or KLT. In the event either Shareholder wishes to remove an officer who has been elected as its nominee, the other Shareholder shall cause the directors it has nominated to vote for such removal. In the event a vacancy in the office of an officer is caused by death, retirement or removal of an officer, the vacancy shall be filled by appointing or electing the nominee of the Shareholder whose nominee is so deceased, retired or removed."

     4 Section 1.8. Section 1.8 of the Shareholders' Agreement is, effective as of the date hereof, amended to read in its entirety as follows:

          "1.8 Reimbursable Expenses. The Company shall bear all reasonable travel and related expenses incurred by each Director to attend any meetings of the Board of Directors. In addition, the Outside Directors shall be entitled to the following compensation: (i) a $20,000 annual retainer fee payable quarterly in arrears, and (ii) options to purchase 150 shares of Common Stock of the Company under the Company's 1997 Long-Term Incentive Award Plan."

     5. Definitions. Any capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Shareholders' Agreement.

     6. Effect of this Amendment. Except as otherwise specifically amended herein, the Shareholders' Agreement, as modified by this Amendment, remains in full force and effect.

     7. Counterparts; Effectiveness. This Ame3ndment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                                    * * * * *

          IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the day and year first above written.


                                        DIGITAL TELEPORT, INC.


                                        By: /s/ Richard D. Weinstein
                                            ----------------------------
                                            Richard D. Weinstein
                                            President



                                        SHAREHOLDERS:


                                            /s/ Richard D. Weinstein
                                            ----------------------------
                                            Richard D. Weinstein



                                            KLT Telecom Inc.


                                            By: /s/ R.G. Wasson
                                               -------------------------
                                                Ronald G. Wasson
                                                President